EXHIBIT 99.1

                            LETTER TO SHAREHOLDERS OF
                     THE FIDELITY DEPOSIT AND DISCOUNT BANK



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                     THE FIDELITY DEPOSIT AND DISCOUNT BANK
                           Blakely and Drinker Streets
                           Dunmore, Pennsylvania 18512
                                 (570) 342-8281

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                                                  March 31, 2000

To Our Shareholders:

     The Board of Directors of The Fidelity Deposit and Discount Bank cordially invites you to attend the Annual Meeting of Shareholders at 3:00 p.m., Eastern Time, on Tuesday, May 2, 2000, at the main office of The Fidelity Deposit and Discount Bank, Blakely and Drinker Streets, Dunmore, Pennsylvania 18512.

     The principal business of this year's meeting will be:

o To vote on a proposal to reorganize the bank into a bank holding company structure,

o To fix the number of Class A directors to be elected at 4,

o To elect 4 new directors to the bank's Board of Directors, and

o To ratify the selection of the bank's independent auditors for the 2000 fiscal year.

     The Board of Directors recommends that you vote in favor of the proposal to approve and adopt a plan of reorganization and related plan of merger that will reorganize the bank as the wholly owned subsidiary of Fidelity D & D Bancorp, Inc. The Board of Directors believes that the formation of a bank holding company at this time is an important and necessary part of the bank's plans for the future.

     Under the proposed plan of reorganization, we will exchange each share of common stock of the bank presently held by you into 2 shares of common stock of Fidelity D & D Bancorp, Inc. If you approve and adopt the plan of reorganization, the bank's shareholders will automatically become shareholders of the holding company. The holding company will own all of the outstanding shares of the bank.

     Therefore, your interest in the bank after the reorganization will remain essentially the same, except that it will be through the holding company. The exchange of common stock of the bank into common stock of the holding company will be tax free for federal income tax purposes.

     To facilitate the reorganization, we established an interim bank as a subsidiary of the holding company. The interim bank will merge into the bank as provided for by the plan of merger. The proposal does not involve a merger between the bank and another bank or company


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already in operation. After the proposed reorganization, the bank will continue its banking business substantially unchanged and under the same management.

     The Board of Directors believes that the plan of reorganization and plan of merger are in the best interests of the bank and its shareholders and urges you to vote in favor of these agreements and the reorganization they provide. The approval of the reorganization proposal requires an affirmative vote of the holders of at least 2/3 of the outstanding shares of the bank's common stock.

     You are, of course, welcome to attend the Annual Meeting, but we understand that this may not be possible. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. If enough shareholders do not return their proxies, the bank may have to incur the expense of additional solicitation. To ensure your proper representation at the meeting, please take a moment to sign, date and promptly mail the enclosed proxy in the pre- addressed and stamped envelope. Even if you return your proxy, you may vote in person if you give written notice to the Secretary of the bank and attend the Annual Meeting.

     We urge you to carefully review the enclosed proxy statement/prospectus that describes the reorganization proposal in detail. The reorganization involves elements of risk that are described under "Risk Factors" beginning on page 9.

     Again, the Board of Directors strongly recommends that you vote FOR all the proposals. On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                        Very truly yours,



                                        Michael F. Marranca, President and
                                        Chief Executive Officer


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